Filed Pursuant to Rule 424(b)(3)

File Number 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$750,000,000* iPath® S&P GSCI® Total Return Index ETN

$5,000,000,000** iPath® S&P GSCI® Crude Oil Total Return Index ETN

This pricing supplement relates to two series of iPath® Exchange-Traded Notes (the “Securities”) that Barclays Bank PLC may issue from time to time. One series is linked to the S&P GSCI® Total Return Index (the “Commodity Index”), and the other series is linked to the S&P GSCI® Crude Oil Total Return Index (the “Oil Index”, and together with the Commodity Index, the “Indices”). The Securities do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the relevant Index to which your Securities are linked, less an investor fee. The principal terms of each series of Securities are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Inception, Issuance and Maturity:

•	The Commodity Securities were first sold on June 6, 2006, were first issued on June 9, 2006 and are due on June 12, 2306.

•	The Oil Securities were first sold on August 15, 2006, were first issued on August 18, 2006 and are due on August 14, 2036.

Secondary Market: We have listed the Commodity Securities and the Oil Securities on the NYSE Arca stock exchange (“NYSE Arca”). The ticker symbols, CUSIP numbers and ISINs for the respective Securities are as follows:

Securities	NYSE Arca Ticker Symbol	CUSIP	ISIN
iPath® S&P GSCI® Total Return Index ETN	GSP	06738C794	US06738C7948
iPath® S&P GSCI® Crude Oil Total Return Index ETN	OIL	06738C786	US06738C7864

If an active secondary market in a series of Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Sale to Public: We sold a portion of the Securities on the inception date at 100% of the stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the Securities by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities. BlackRock Investments, LLC, a member of the Financial Industry Regulatory Authority, Inc., may receive a portion of the investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

Underlying Indices: The return on each series of Securities is linked to the performance of the Index to which those Securities are linked. The Commodity Index reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the S&P GSCI® Commodity Index (the “S&P GSCI”), plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying contracts. The Oil Index is a sub-index of the S&P GSCI and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the Oil Index, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying contracts. The only contract currently used to calculate the Oil Index is the West Texas Intermediate (“WTI”) crude oil futures contract traded on the New York Mercantile Exchange. The S&P GSCI is an index on a production-weighted basket of futures contracts on physical commodities traded on trading facilities in major industrialized countries. Each of the S&P GSCI (formerly known as the “Goldman Sachs Commodity Index”, or the “GSCI®”), the Commodity Index (formerly known as the “GSCI® Total Return Index”) and the Oil Index (formerly known as the “Goldman Sachs Crude Oil Total Return Index”) was designed by Goldman, Sachs & Co. On February 6, 2007, The Goldman Sachs Group Inc., the parent of Goldman, Sachs & Co., announced the sale of all of the rights of Goldman, Sachs & Co. in the S&P GSCI and all related indices and sub-indices, including the Indices, to Standard & Poor’s Financial Services LLC (“S&P” or the “Index Sponsor”). S&P is now solely responsible for calculating, publishing and maintaining the Indices.

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to (1) the principal amount of your Securities times (2) the applicable index factor on the final valuation date minus (3) the investor fee on the final valuation date.

Early Redemption: Subject to the notification requirements described below, you may redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities, you will receive a cash payment in U.S. dollars in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the applicable index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities of the same series at one time in order to exercise your right to redeem your Securities on any redemption date. In order to redeem your Securities on a redemption date, you must deliver a notice of redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities—Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

*	10,000,000 Commodity Securities, principal amount $50 each, were issued on June 9, 2006; and an additional 5,000,000 Commodity Securities, principal amount $50 each, were issued on January 29, 2007.
**	10,000,000 Oil Securities, principal amount $50 each, were issued on August 18, 2006; an additional 20,000,000 Oil Securities, principal amount $50 each, were issued on December 29, 2008, an additional 20,000,000 Oil Securities, principal amount $50 each, were issued on January 23, 2009, and an additional 50,000,000 Oil Securities, principal amount $50 each, were issued on February 23, 2009.

Cover Page, continued

Valuation Date: Valuation date means:

•

with respect to the Commodity Securities, each business day from June 15, 2006 to June 5, 2036, inclusive (subject to the occurrence of a market disruption event) or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, June 5, 2036, as the “final valuation date” for the Commodity Securities; and

•

with respect to the Oil Securities, each business day from August 24, 2006 to August 7, 2036, inclusive (subject to the occurrence of a market disruption event) or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, August 7, 2036, as the “final valuation date” for the Oil Securities.

Redemption Date: A redemption date for each series of Securities is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Index Factor: The index factor for a series of Securities on any trading day will be equal to the closing level of the Index to which those Securities are linked on that trading day divided by the initial index level for that series of Securities. The initial index level for a series of Securities is the closing level of the Index to which those Securities are linked on the inception date.

Investor Fee: The investor fee for a series of Securities is equal to 0.75% per year times the principal amount of your Securities times the applicable index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the applicable index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the underlying Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

Trading Day: A trading day with respect to any series of Securities is a day on which (i) the value of the Index to which the Securities are linked is published by the Index Sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts underlying the relevant Index are traded, in each case as determined by the calculation agent in its sole discretion.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the Securities. Any payment on the Securities at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated May 9, 2012

Issued in denominations of $50

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-10
THE INDICES—GENERAL INFORMATION	PS-18
VALUATION OF THE SECURITIES	PS-32
SPECIFIC TERMS OF THE SECURITIES	PS-33
CLEARANCE AND SETTLEMENT	PS-39
USE OF PROCEEDS AND HEDGING	PS-39
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-40
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-43
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of two series of iPath® Exchange-Traded Notes (the “Securities”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you redeem your Securities?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Securities perform?

What Are the Securities and How Do They Work?

Each series of Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of an underlying index. One series is linked to the S&P GSCI® Total Return Index (the “Commodity Index”), and the other series is linked to the S&P GSCI® Crude Oil Total Return Index (the “Oil Index”, and together with the Commodity Index, the “Indices”). The Securities will be issued in denominations of $50.

The Indices

The Indices are composed of one or more futures contracts on physical commodities (the “index components”).

The Indices are as follows (for additional information on each Index, please see the section entitled “The Indices—General Information”, as well as the Index-specific sections, in this pricing supplement):

•

The Commodity Index is designed to be a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The Commodity Index reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the S&P GSCI® Commodity Index (the “S&P GSCI”), plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying contracts. We refer to the Securities linked to the Commodity Index as the “Commodity Securities”. The Commodity Securities provide a degree of diversification to the commodities sector through exposure to the return on the index components.

•

The Oil Index is designed to be a benchmark for investment in the crude oil commodity markets. The Oil Index is a sub-index of the S&P GSCI and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the Oil Index, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying contracts. We refer to the Securities linked to the Oil Index as the “Oil Securities”. As presently constituted, the only contract used to calculate the Oil Index is the West Texas Intermediate (“WTI”) crude oil futures contract traded on the New York Mercantile Exchange.

Each of the S&P GSCI (formerly known as the “Goldman Sachs Commodity Index”, or the “GSCI®”), the Commodity Index (formerly known as the “GSCI® Total Return Index”) and the Oil Index (formerly known as the “Goldman Sachs Crude Oil Total Return Index”) were designed by Goldman, Sachs & Co. On February 6, 2007, The Goldman Sachs Group Inc., the parent of

Goldman, Sachs & Co., announced the sale of all of the rights of Goldman, Sachs & Co. in the S&P GSCI and all related indices and sub-indices, including the Indices, to Standard & Poor’s Financial Services LLC (“S&P” or the “Index Sponsor”). S&P is now solely responsible for calculating, publishing and maintaining the Indices.

Payment at Maturity or Upon Early Redemption

If you have not previously redeemed your Securities, you will receive a cash payment in U.S. dollars at maturity in an amount equal to (1) the principal amount of your Securities times (2) the applicable index factor on the final valuation date minus (3) the investor fee on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your Securities on any redemption date during the term of the Securities, provided that you present at least 50,000 Securities of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your Securities for redemption with those of other investors to reach this minimum. If you choose to redeem your Securities on a redemption date, you will receive a cash payment in U.S. dollars on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the applicable index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

The “index factor” for a series of Securities on any trading day will be equal to the closing level of the Index to which those Securities are linked on that trading day divided by the initial index level for that series of Securities. The initial index level for a series of Securities is the closing level of the Index to which those Securities are linked on the inception date.

The “investor fee” for a series of Securities is equal to 0.75% per year times the principal amount of your Securities times the applicable index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the applicable index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

A “valuation date” is:

•

with respect to the Commodity Securities, each business day from June 15, 2006 to June 5, 2036, inclusive (subject to the occurrence of a market disruption event) or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, June 5, 2036, as the “final valuation date” for the Commodity Securities; and

•

with respect to the Oil Securities, each business day from August 24, 2006 to August 7, 2036, inclusive (subject to the occurrence of a market disruption event) or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, August 7, 2036, as the “final valuation date” for the Oil Securities.

A “redemption date” is the third business day following a valuation date (other than the final valuation date). The final redemption date for each series of Securities will be the third business day following the valuation date that is immediately prior to the final valuation date.

A “trading day” with respect to any series of Securities is a day on which (i) the value of the Index to which the Securities are linked is published by the Index Sponsor, (ii) trading is generally conducted on NYSE Arca stock exchange (“NYSE Arca”) and (iii) trading is generally conducted on the markets on which the futures contracts underlying the respective Index are traded, in each case as determined by the calculation agent in its sole discretion.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity will be calculated, see “—How Do the Securities Perform?—Hypothetical Examples” and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index underlying your Securities must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your Securities?

We have listed the Securities on the NYSE Arca. If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment—If the value of the Index underlying your Securities decreases, or does not increase by an amount greater than the investor fee applicable to your Securities, you will receive less than your original investment in the Securities.

•

Commodity Market Risk—The return on each series of Securities is linked to the performance of an Index which, in turn, is linked to the prices of its index components. The index components of each Index are one or more futures contracts on physical commodities, and for the Oil Index, the relevant futures contract is currently only the WTI crude oil futures contract traded on the New York Mercantile Exchange. Commodity prices may change unpredictably, affecting the value of the index components and, consequently, the value of your Securities in unforeseeable ways.

•

Limited or Lack of Portfolio Diversification—The index components of the Commodity Index and the Oil Index are concentrated in the commodities sector and in WTI crude oil, respectively. Your investment may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors (in the case of the Commodity Securities) or in one industry or sector (in the case of the Oil Securities).

•	No Interest Payments—You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Exist—Although we have listed the Securities on NYSE Arca, a trading market for your Securities may not exist at any time. In addition, if the Oil Index ceases in whole or in part to be based on the WTI crude oil futures contract traded on the New York Mercantile Exchange, NYSE Arca may be required to de-list the Oil Securities. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risk of fluctuations in commodities prices in general and in particular prices of the index components of the Index underlying your Securities.

•	You believe the value of the Index underlying your Securities will increase by an amount sufficient to offset the investor fee during the term of the Securities.

•	You do not seek current income from this investment.

•	You seek an investment with a return linked to the performance of the Index underlying your Securities.

•	You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in commodities prices in general and in particular prices of the index components of the Index underlying your Securities.

•	You believe the value of the Index underlying your Securities will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the Securities.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the Securities, by purchasing the Securities you agree to treat the Securities for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the relevant Index. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, your Securities should be treated as described above. However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for the Securities, see “Material U.S. Federal Income Tax Considerations” below.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority

(“FINRA”). As a result of Barclays Bank PLC’s ownership interest in BlackRock, Inc., BlackRock Investments, LLC, is also deemed to have a conflict of interest within the meaning of NASD Rule 2720 in relation to this offering of Securities. Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement with respect to Barclays Capital Inc. and to “Supplemental Plan of Distribution—Conflict of Interest” in this pricing supplement with respect to BlackRock Investments, LLC.

How Do the Securities Perform?

Set forth below is an explanation of the steps necessary to calculate the payment on any series of Securities at maturity or upon redemption.

Step 1: Calculate the investor fee

The investor fee is equal to 0.75% per year times the principal amount of your Securities times the applicable index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the applicable index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Step 2: Calculate the payment

You will receive a cash payment in U.S. dollars at maturity or upon redemption, as applicable, in an amount equal to (1) the principal amount of your Securities times (2) the applicable index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or on redemption, the value of the Index underlying your Securities must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

Hypothetical Examples

The following examples show how a series of Securities would perform in hypothetical circumstances. We have included two examples in which the relevant Index has increased by approximately 152.932% at maturity, as well as two examples in which the relevant Index has decreased by 51.27% at maturity. These examples highlight the behavior of the investor fee in different circumstances. Because the investor fee is a weighted average measure, the absolute level of the investor fee will be dependent upon the path taken by the relevant Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 30 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on a series of Securities will depend on the U.S. tax treatment of your Securities and on your particular circumstances. Accordingly, the after-tax rate of return of your Securities could be different than the after-tax return of a direct investment in the components of the relevant Index or the relevant Index.

Assumptions:

Yearly Fee	Days	Principal	Starting Index
0.75%	365	$50.00	100.00

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	106.453	1.03	$0.39	$0.39	$52.84
2	117.295	1.12	$0.42	$0.81	$57.84
3	125.035	1.21	$0.45	$1.26	$61.26
4	136.779	1.31	$0.49	$1.75	$66.64
5	145.515	1.41	$0.53	$2.28	$70.48
6	135.840	1.41	$0.53	$2.81	$65.11
7	126.779	1.31	$0.49	$3.30	$60.09
8	122.873	1.25	$0.47	$3.77	$57.67
9	114.723	1.19	$0.45	$4.21	$53.15
10	110.080	1.12	$0.42	$4.64	$50.40
11	121.804	1.16	$0.43	$5.07	$55.83
12	136.163	1.29	$0.48	$5.55	$62.53
13	148.835	1.42	$0.53	$6.09	$68.33
14	168.122	1.58	$0.59	$6.68	$77.38
15	191.939	1.80	$0.68	$7.36	$88.61
16	214.934	2.03	$0.76	$8.12	$99.35
17	241.043	2.28	$0.85	$8.98	$111.55
18	275.149	2.58	$0.97	$9.94	$127.63
19	306.784	2.91	$1.09	$11.04	$142.36
20	345.764	3.26	$1.22	$12.26	$160.62
21	308.847	3.27	$1.23	$13.49	$140.94
22	277.227	2.93	$1.10	$14.59	$124.03
23	245.615	2.61	$0.98	$15.57	$107.24
24	217.093	2.31	$0.87	$16.43	$92.11
25	191.102	2.04	$0.77	$17.20	$78.35
26	204.999	1.98	$0.74	$17.94	$84.56
27	212.336	2.09	$0.78	$18.72	$87.44
28	229.229	2.21	$0.83	$19.55	$95.06
29	245.614	2.37	$0.89	$20.44	$102.37
30	252.932	2.49	$0.93	$21.38	$105.09

			Annualized Index Return		3.14%
			Annualized iPath® Indicative Value Return		2.51%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	107.572	1.04	$0.39	$0.39	$53.40
2	115.718	1.12	$0.42	$0.81	$57.05
3	124.480	1.20	$0.45	$1.26	$60.98
4	133.906	1.29	$0.48	$1.74	$65.21
5	144.046	1.39	$0.52	$2.26	$69.76
6	154.954	1.49	$0.56	$2.82	$74.65
7	166.687	1.61	$0.60	$3.43	$79.92
8	179.309	1.73	$0.65	$4.08	$85.58
9	192.887	1.86	$0.70	$4.77	$91.67
10	207.493	2.00	$0.75	$5.52	$98.22
11	223.205	2.15	$0.81	$6.33	$105.27
12	240.107	2.32	$0.87	$7.20	$112.85
13	258.288	2.49	$0.93	$8.14	$121.01
14	281.760	2.70	$1.01	$9.15	$131.73
15	377.188	3.29	$1.24	$10.38	$178.21
16	466.900	4.22	$1.58	$11.97	$221.48
17	446.892	4.57	$1.71	$13.68	$209.77
18	427.742	4.37	$1.64	$15.32	$198.55
19	409.412	4.19	$1.57	$16.89	$187.82
20	391.868	4.01	$1.50	$18.39	$177.54
21	375.076	3.83	$1.44	$19.83	$167.71
22	359.003	3.67	$1.38	$21.21	$158.30
23	343.619	3.51	$1.32	$22.52	$149.29
24	328.894	3.36	$1.26	$23.78	$140.66
25	314.800	3.22	$1.21	$24.99	$132.41
26	301.310	3.08	$1.16	$26.15	$124.51
27	288.399	2.95	$1.11	$27.25	$116.95
28	276.040	2.82	$1.06	$28.31	$109.71
29	264.211	2.70	$1.01	$29.32	$102.78
30	252.932	2.59	$0.97	$30.29	$96.17

			Annualized Index Return		3.14%
			Annualized iPath® Indicative Value Return		2.20%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	92.022	0.96	$0.36	$0.36	$45.65
2	87.127	0.90	$0.34	$0.70	$42.87
3	80.596	0.84	$0.31	$1.01	$39.29
4	74.500	0.78	$0.29	$1.30	$35.95
5	69.498	0.72	$0.27	$1.57	$33.18
6	74.478	0.72	$0.27	$1.84	$35.40
7	81.170	0.78	$0.29	$2.13	$38.45
8	88.734	0.85	$0.32	$2.45	$41.92
9	94.498	0.92	$0.34	$2.80	$44.45
10	103.547	0.99	$0.37	$3.17	$48.61
11	93.513	0.99	$0.37	$3.54	$43.22
12	86.465	0.90	$0.34	$3.87	$39.36
13	79.441	0.83	$0.31	$4.18	$35.54
14	71.127	0.75	$0.28	$4.47	$31.10
15	64.564	0.68	$0.25	$4.72	$27.56
16	60.420	0.62	$0.23	$4.96	$25.25
17	55.306	0.58	$0.22	$5.17	$22.48
18	49.079	0.52	$0.20	$5.37	$19.17
19	44.615	0.47	$0.18	$5.54	$16.76
20	40.489	0.43	$0.16	$5.70	$14.54
21	38.513	0.40	$0.15	$5.85	$13.41
22	36.823	0.38	$0.14	$5.99	$12.42
23	36.100	0.36	$0.14	$6.13	$11.92
24	35.880	0.36	$0.13	$6.26	$11.68
25	34.598	0.35	$0.13	$6.40	$10.90
26	37.756	0.36	$0.14	$6.53	$12.35
27	39.976	0.39	$0.15	$6.68	$13.31
28	43.492	0.42	$0.16	$6.83	$14.91
29	45.926	0.45	$0.17	$7.00	$15.96
30	48.730	0.47	$0.18	$7.18	$17.19

			Annualized Index Return		-2.37%
			Annualized iPath® Indicative Value Return		-3.50%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.75%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	109.154	1.05	$0.39	$0.39	$54.18
2	119.146	1.14	$0.43	$0.82	$58.75
3	130.053	1.25	$0.47	$1.29	$63.74
4	141.958	1.36	$0.51	$1.80	$69.18
5	154.952	1.48	$0.56	$2.35	$75.12
6	169.137	1.62	$0.61	$2.96	$81.61
7	184.619	1.77	$0.66	$3.63	$88.68
8	201.519	1.93	$0.72	$4.35	$96.41
9	219.967	2.11	$0.79	$5.14	$104.84
10	240.102	2.30	$0.86	$6.00	$114.05
11	262.081	2.51	$0.94	$6.94	$124.10
12	286.072	2.74	$1.03	$7.97	$135.06
13	312.259	2.99	$1.12	$9.09	$147.04
14	344.015	3.28	$1.23	$10.32	$161.68
15	434.737	3.89	$1.46	$11.78	$205.58
16	306.677	3.71	$1.39	$13.17	$140.16
17	268.922	2.88	$1.08	$14.25	$120.21
18	235.814	2.52	$0.95	$15.20	$102.71
19	206.782	2.21	$0.83	$16.03	$87.36
20	181.325	1.94	$0.73	$16.76	$73.91
21	159.002	1.70	$0.64	$17.40	$62.11
22	139.427	1.49	$0.56	$17.96	$51.76
23	122.261	1.31	$0.49	$18.45	$42.69
24	107.210	1.15	$0.43	$18.88	$34.73
25	94.011	1.01	$0.38	$19.25	$27.75
26	82.437	0.88	$0.33	$19.58	$21.63
27	72.288	0.77	$0.29	$19.87	$16.27
28	63.388	0.68	$0.25	$20.13	$11.57
29	55.584	0.59	$0.22	$20.35	$7.44
30	48.730	0.52	$0.20	$20.55	$3.82

			Annualized Index Return		-2.37%
			Annualized iPath® Indicative Value Return		-8.22%

RISK FACTORS

The Securities are unsecured promises of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on a series of Securities is linked to the performance of the Index underlying those Securities. Investing in a series of Securities is not equivalent to investing directly in underlying index components or the relevant Index itself. See the section entitled “The Indices—General Information”, as well as the Index-specific sections, in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

Even If the Value of the Underlying Index at Maturity or upon Redemption Exceeds its Initial Level, You May Receive Less Than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index underlying your Securities must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index underlying your Securities decreases or does not increase sufficiently to offset the investor fee, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

You Will Not Benefit from Any Increase in the Value of the Underlying Index If Such Increase Is Not Reflected in the Value of the Index on the Applicable Valuation Date

If the Index underlying your Securities does not increase by an amount sufficient to offset the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon redemption. This will be true even if the value of the Index underlying your Securities as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the investor fee.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 Securities of the same series at one time in order to exercise your right to redeem your Securities on any redemption date. You may only redeem your Securities on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the Securities—Redemption Procedures” for more information.

The Market Value of Each Series of Securities May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the value of the index components (which, for the Oil Index, currently includes only the WTI crude oil futures contract traded on the New York Mercantile Exchange) and of the Index underlying your Securities will affect the market value of those Securities more than any other factor. Other factors that may influence the market value of a series of Securities include:

•	the time remaining to the maturity of the Securities;

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•

economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the underlying Index or the market price of the index components included in that Index; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your Securities

The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges (including the New York Mercantile Exchange) and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Index underlying your Securities and, therefore, the value of your Securities.

In making its calculations of the Index underlying your Securities, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the Index Sponsor, is manifestly incorrect, the Index Sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the Index Sponsor calculates the Index underlying your Securities is a day on which a relevant trading facility for a futures contract included on the relevant Index is not open, then the Index Sponsor will use the settlement price for such contract as of the last day on which such trading facility was open. In the circumstances described above, the value of the Index underlying your Securities and, therefore, the value of your Securities may be adversely affected.

Future Prices of the Index Components That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption

Each Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the relevant Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. Many of the contracts included in the Commodity Index have historically exhibited consistent periods of backwardation, and WTI crude oil included in the Oil Index has historically traded in backwardation markets. However, certain of the commodities reflected in the Commodity Index, such as gold, have historically traded in “contango” markets, and the WTI crude oil futures contract included in the Oil Index has also historically exhibited consistent periods of contango. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative roll yields, which could adversely affect the value of the Index underlying your Securities and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Historical Values of the Indices or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Indices During the Term of the Securities

The actual performance of the Index underlying your Securities or any index component over the term of the Securities, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical values of that Index or the index components, which in most cases have been highly volatile.

Commodity Prices May Change Unpredictably, Affecting the Value of the Indices and the Value of Your Securities in Unforeseeable Ways

Trading in futures contracts on physical commodities, including trading in the index components is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the Index underlying your Securities and the value of your Securities in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Supply of and Demand for Physical Commodities Tends to be Particularly Concentrated, So Prices Are Likely to Be Volatile

The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China an oversized user of commodities and has increased the extent to which certain commodities rely on the Chinese markets. Political, economic and other developments that affect China may affect the value of the commodities underlying the index components and, thus, the value of the Securities linked to that Index. Because certain of the commodities underlying the index components may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and the value of your Securities.

Changes in the Treasury Bill Rate of Interest May Affect the Value of the Indices and Your Securities

Because the value of each of the Indices is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Securities at maturity or upon redemption and, therefore, the market value of your Securities. Assuming the trading prices of the index components included in the Index to which your Securities are linked remain constant, an increase in the Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your Securities. A decrease in the Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your Securities.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Exchange-Traded Futures Contracts Constituting the Index Components

You will not receive any periodic interest payments on your Securities. As an owner of a series of Securities, you will not have rights that investors in the index components included in the Index underlying those Securities may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any index components or commodities underlying the index components.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the Securities on NYSE Arca, there can be no assurance that a secondary market for any series of the Securities will exist at any time. In addition, if the Oil Index ceases in whole or in part to be based on the WTI crude oil futures contract traded on the New York Mercantile Exchange, NYSE Arca may be required to de-list the Oil Securities. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Indices or Index Components May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under any series of Securities by purchasing index components (including the underlying physical commodities), futures or options on index components or the Indices, or other derivative instruments with returns linked to the performance of index components or the Indices, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of index components and the value of the Indices and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in index components, futures or options on index components, the physical commodities underlying the index components or the Indices, and other investments relating to index components or the Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the index components or the value of the Indices and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of Securities of any series outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. Accordingly, the liquidity of the market for a series of Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 Securities of the same series at one time in order to exercise your right to redeem your Securities on any redemption date.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities. As noted above, we and our affiliates expect to engage in trading activities related to the index components (including the underlying physical commodities), futures or options on index components or the Indices, or other derivative instruments with returns linked to the performance of index components or the Indices that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Indices, could be adverse to the interests of the holders of the Securities. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the physical commodities underlying the index components and physical commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the index components and the value of the Indices and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Barclays Bank PLC and Its Affiliates Have No Affiliation with S&P and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

We and our affiliates are not affiliated with S&P in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding S&P’s methods or policies relating to the calculation of the Indices in its capacity as Index Sponsor. The Index Sponsor is not under any obligation to continue to calculate the Indices or required to calculate any successor indices. If the Index Sponsor discontinues or suspends the calculation of an Index, it may become difficult to determine the market value of the Securities linked to that Index or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the discontinued or suspended Index exists, the amount you receive at maturity or upon redemption of the Securities linked to that Index will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities—Market Disruption Event” and “—Discontinuance or Modification of the Index” in this pricing supplement.

Substantially all of the disclosure in this pricing supplement regarding the Indices, including their make-up, method of calculation and changes in their components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Securities, should make your own investigation into the Indices and the Index Sponsor. The Index Sponsor has no obligation to consider your interests as a holder of the Securities.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Indices or the Index Components Could Affect the Amount Payable on Your Securities and Their Market Value

The policies of the Index Sponsor concerning the calculation of the level of the Indices, additions, deletions or substitutions of index components and the manner in which changes affecting the index components are reflected in any Index could affect the value of the Indices and, therefore, the amount payable on your Securities at maturity or upon redemption and the market value of your Securities prior to maturity.

Additional commodity futures contracts may satisfy the eligibility criteria for inclusion in the relevant Index, and the commodity futures contract or contracts currently included in the relevant Index may fail to satisfy such criteria. The weighting factors applied to each futures contract included in the S&P GSCI or the Oil Index may change annually, based on changes in commodity production and volume statistics. In addition, the Index Sponsor may modify the methodology for determining the composition and weighting of the relevant Index, for calculating its value in order to assure that the relevant Index represents an adequate measure of market performance or for other reasons, or for calculating the value of that Index. With respect to the Commodity Index, a number of modifications to the methodology for determining the contracts to be included in the S&P GSCI and the Commodity Index, and for valuing the S&P GSCI and thus the Commodity Index, have been made in the past several years and further modifications may be made in the future. The Index Sponsor may also discontinue or suspend calculation or publication of an Index, in which case it may become difficult to determine the market value of that Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the value of an Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of such Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Market Disruption Event”, “—Discontinuance or Modification of an Index” and “—Role of Calculation Agent”.

The Relevant Indices May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Commodity Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the Commodity Index continues to be composed exclusively of regulated futures contracts, and the Oil Index is composed of a single futures contract traded on the New York Mercantile Exchange, which is a regulated futures exchange. As described below, however, the Indices may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated foreign exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the relevant Indices, may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

If the Index Sponsor were to discontinue or suspend calculation or publication of an Index, it may become difficult to determine the market value of the Securities linked to that Index. If events such as these occur, or if the value of the Index underlying your Securities is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of that Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting an Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Value of the Relevant Index or the Maturity Date or a Redemption Date

The determination of the value of an Index on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event with respect to that Index has occurred or is continuing on such valuation date. If such a postponement occurs, the index components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected index component shall be determined using the closing value of the affected index component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for any series of Securities be postponed by more than five trading days. As a result, the maturity date or a redemption date for a series of Securities could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. See “Specific Terms of the Securities—Market Disruption Event” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption

As the payment at maturity or upon redemption is a function of, among other things, the applicable index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable index factor and, accordingly, decrease the payment you receive at maturity or upon redemption.

Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Securities and the Amounts Payable on Your Securities

The commodities futures contracts that underlie the Indices are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which are expected to be adopted by January 2011, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the Indices, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

Data Sourcing, Calculation and Concentration Risks Associated with the Indices May Adversely Affect the Market Price of the Securities

Because the Securities are linked to an Index, which is composed of a basket of exchange-traded futures contracts on commodities (in the case of the Oil Index, currently only the WTI crude oil futures contract traded on the New York Mercantile Exchange), the relevant Index will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of each Index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index components. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the relevant Index for the following period. Additionally, the Index Sponsor may not discover every discrepancy. Furthermore, the weightings for the Indices are determined by the Index Sponsor, in consultation with the Index Committee. The Index Sponsor, has sole discretion in making decisions with respect to each Index and has no obligation to take the needs of any parties to transactions involving the Indices into consideration when reweighting or making any other changes to the Indices. Finally, the exchange-traded commodities underlying the futures contracts included in the Indices from time to time are concentrated in a limited number of sectors (in the case of the Commodity Securities) or in one sector (in the case of the Oil Securities). An investment in the Securities may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors (in the case of the Commodity Securities) or in one industry or sector (in the case of the Oil Securities).

The Index Sponsor May be Required to Replace a Designated Contract if the Existing Futures Contract Is Terminated or Replaced

A futures contract known as a “designated contract” has been selected as the reference contract for the physical commodity underlying each index component (which, for the Oil Index, currently includes only the WTI crude oil futures contract traded on the New York Mercantile Exchange). Data concerning this designated contract will be used to calculate each Index that includes that index component. If a designated contract were to be terminated or replaced in accordance with the rules described under “The Indices—General Information” in this pricing supplement, a comparable futures contract would be selected by the Index Sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of any Index in which the relevant index component is included.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of each series of Securities is uncertain and the Internal Revenue Service could assert that any series of Securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the Securities could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until early redemption or maturity. The outcome of this process is uncertain . Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Moreover, it is possible that the Internal Revenue Service could seek to tax your Securities by reference to your deemed ownership of the underlying assets that comprise the relevant Index. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your Securities, meaning that gain or loss recognized with respect to the regulated futures contracts represented in the Index underlying your Securities could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark any regulated futures contracts in the Index to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your Securities had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the relevant Index rebalances or each time a futures contract tracked by the relevant Index rolls, and (ii) accrue ordinary interest income in respect of the notional interest component of your Securities on a current basis.

For a discussion of the U.S. federal income tax treatment applicable to your Securities as well as other potential alternative characterizations for your Securities, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

THE INDICES—GENERAL INFORMATION

The following is a description of the S&P GSCI, the Commodity Index and the Oil Index. We have derived substantially all of the information contained in this pricing supplement regarding each Index, including its make-up, method of calculation, changes in its components and historical performance, from publicly available information. We have not independently verified this information. You, as an investor in the Securities, should make your own investigation into the Index and the Index Sponsor.

The information contained herein with respect to the S&P GSCI and the Indices reflects the policies of the Index Sponsor at the date of this pricing supplement. The S&P GSCI, the Indices and the policies of the Index Sponsor are subject to change by the Index Sponsor at any time. The Index Sponsor owns the copyright and all other rights to the S&P GSCI and the Indices. The Index Sponsor is not involved in the offer of the Securities in any way, has no obligation to consider your interests as a holder of the Securities, and the Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Indices. The consequences of the Indices are described below in the section entitled “Specific Terms of the Securities—Discontinuance or Modification of the Indices.”

Current information regarding the market value of the Indices is available from the Index Sponsor and numerous public sources. Neither we nor any of our affiliates make any representation that publicly available information about the Indices is accurate or complete. In addition, neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Indices.

Since their inception, the Indices have experienced significant fluctuations. Any historical upward or downward trend in the closing value of the Indices is not an indication that the Indices are more or less likely to increase or decrease at any time during the term of your Securities. It is impossible to predict whether the price of the index components will rise or fall and you should not take the historical values of the Indices as an indication of future performance. We cannot give you any assurance that the future performance of the Indices or any index component will result in you receiving an amount greater than the principal amount of your Securities at maturity or upon early redemption. Neither we nor any of our affiliates makes any representation to you as to the performance of the Indices.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Because the Commodity Index is a related index of the S&P GSCI and the Oil Index is a sub-index of the S&P GSCI, disclosure in this pricing supplement relating to the S&P GSCI accordingly relates to the Indices as well and should be read in conjunction with the individual descriptions of the Indices.

Commodity Futures Markets

As discussed in the descriptions of the individual Indices below, each of the Indices is composed of one or more futures contracts on physical commodities. Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the S&P GSCI and thus the Indices are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The S&P GSCI

The Commodity Index is a related index of the S&P GSCI and the Oil Index is a sub-index of the S&P GSCI. Disclosure in this section relating to the methodology for compiling the S&P GSCI accordingly relates as well to the methodology of compiling each Index. The next sections, “—The Commodity Index” and “—The Oil Index” describe the features of each Index that differ from the S&P GSCI.

The S&P GSCI is an index on a production-weighted basket of futures contracts on physical commodities traded on trading facilities in countries that are members of the Organization for Economic Cooperation and Development (“OECD”). The S&P GSCI is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in countries that are members of the OECD. The commodities represented in the S&P GSCI are weighted, on a production basis, to reflect their relative significance (in the view of S&P, in consultation with the Index Committee, which is described below) to the world economy. The fluctuations in the value of the S&P GSCI are intended generally to correlate with changes in the prices of such physical commodities in global markets. The value of the S&P GSCI has been normalized such that its hypothetical level on January 2, 1970 was 100.

The contracts to be included in the S&P GSCI at any given time must satisfy several sets of eligibility criteria established by S&P. First, S&P identifies those contracts that meet the general criteria for eligibility. Second, the contract volume and weight requirements are applied and the number of contracts is determined, which serves to reduce the list of eligible contracts. At that point, the list of designated contracts for the relevant period is complete. The composition of the S&P GSCI is also reviewed on a monthly basis by S&P.

Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI. The methodology for determining the composition and weighting of the S&P GSCI and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI. S&P makes the official calculations of the S&P GSCI.

The Index Committee and the Index Advisory Panel

S&P has established an index committee (the “Index Committee”) to oversee the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the indices. At each meeting, the Index Committee reviews any issues that may affect the components of the S&P GSCI, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters. S&P considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

S&P has also established an index advisory panel (the “Index Advisory Panel”) to assist it in connection with the operation of the S&P GSCI. The Index Advisory Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Index Advisory Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Index Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI are made by the Index Committee. Certain of the members of the Index Advisory Panel may be affiliated with clients of S&P. Also, certain of the members of the Index Advisory Panel may be affiliated with entities which from time to time may have investments linked to the S&P GSCI, either through transactions in the contracts included in the S&P GSCI, futures contracts on the S&P GSCI or derivative products linked to the S&P GSCI.

Composition of the S&P GSCI

In order to be included in the S&P GSCI, a contract must satisfy the following eligibility criteria:

(1)	The contract must:

(a)	be in respect of a physical commodity (rather than a financial commodity);

(b)	have a specified expiration or term, or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

(c)	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

(2)	The commodity must be the subject of a contract that:

(a)	is denominated in U.S. dollars;

(b)	is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country that is a member of the OECD and:

•

makes price quotations generally available to its members or participants (and, if S&P is not such a member or participant, to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants; and

(c)	is traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

(3)	The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI. In appropriate circumstances, however, S&P, in consultation with the Index Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

(4)	At and after the time a contract is included in the S&P GSCI, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time on each contract business day by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

(5)	Volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

(6)	A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity that is not represented in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

(7)	A contract that is already included in the S&P GSCI at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$5 billion and at least US$10 billion during at least one of the three most recent annual periods used in making the determination.

(8)	A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$30 billion.

(9)	A contract that is already included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least US$10 billion and at least US$20 billion during at least one of the three most recent annual periods used in making the determination.

(10)	A contract that is already included in the S&P GSCI at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI and each contract’s percentage of the total is then determined.

(11)	A contract that is not included in the S&P GSCI at the time of determination must, in order to be added to the S&P GSCI at such time, have a reference percentage dollar weight of at least 1.00%.

(12)	In the event that two or more contracts on the same commodity satisfy the eligibility criteria,

(a)	such contracts will be included in the S&P GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI attributable to such commodity exceeding a particular level; and

(b)	if additional contracts could be included with respect to several commodities at the same time, the procedure in paragraph 12(a) above is first applied with respect to the commodity that has the smallest portion of the S&P GSCI attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI attributable to it.

Currently, 24 contracts meet the requirements for inclusion in the S&P GSCI.

Contracts Included in the S&P GSCI for 2012

Trading Facility	Commodity (Contract)	Ticker(1)	2011 Contract Production Weight	2012 Contract Production Weight	2012 Average Contract Reference Price ($)	2011 Percentage Dollar Weight(2)	2012 Reference Price Dollar Weight	2012 Total Dollar Value Traded (USD bn)	2012 Trading Volume Multiple
CBT	Wheat (Chicago)	W	18,188.56	18,217.58	7.466 BU	3.28%	3.23%	919.4	124
KBT	Wheat (Kansas City)	KW	4,134.2	5,004.071	8.333 BU	0.83%	0.99%	281.9	124
CBT	Corn	C	28,210.87	29,648.15	6.600 BU	4.50%	4.64%	2,771.1	259.7
CBT	Soybeans	S	7,708.699	8,037.317	13.380 BU	2.49%	2.55%	2,913.6	496.8
ICE - US	Coffee “C”	KC	16,710	17,406.22	2.472 lbs	1.00%	1.02%	474.9	202.3
ICE - US	Sugar #11	SB	340,773.4	344,724.8	0.278 lbs	2.29%	2.28%	870.6	166.3
ICE - US	Cocoa	CC	4.015306	4.116321	3085.750 MT	0.30%	0.30%	139.3	201
ICE - US	Cotton #2	CT	51,632.55	53,411.21	1.410 lbs	1.76%	1.79%	435	105.9
CME	Lean Hogs	LH	70,271.76	72,823.44	0.865 lbs	1.47%	1.49%	325.3	94.7
CME	Cattle (Live)	LC	91,458.23	92,591.82	1.102 lbs	2.44%	2.42%	571.2	102.7
CME	Cattle (Feeder)	FC	13,417.1	13,596.46	1.279 lbs	0.42%	0.41%	97.4	102.7
NYM/ICE	Oil (WTI Crude)	CL	14,314	13,557.23	94.111 bbl	32.59%	30.49%	22,038.9	316.7
NYM	Oil (#2 Heating)	HO	72,571.85	71,569.8	2.802 gal	4.92%	4.80%	3,463.8	316.7
NYM	Oil (RBOB)	RB	72,504.78	73,694.1	2.714 gal	4.76%	4.78%	3,454.5	316.7
ICE – UK	Oil (Brent Crude)	LCO	6,262.977	6,959.701	105.134 bbl	15.93%	17.14%	12,639	316.7
ICE - UK	Oil (Gasoil)	LGO	313.6761	359.2745	879.063 MT	6.67%	7.36%	5,455.4	316.7
NYM/ICE	Natural Gas	NG	28,797.24	28,984.31	4.273 mmBtu	2.98%	2.94%	5,275.1	781
LME	Aluminum (High Gd. Prim.)	MAL	41.288	42.53	2512.938 MT	2.51%	2.53%	3,351.3	575
LME	Copper (Grade A)	MCU	16.62	17.14	9194.146 MT	3.70%	3.74%	7,477.9	870.1
LME	Standard Lead	MPB	7.574	7.872	2514.708 MT	0.46%	0.47%	631.7	585.1
LME	Primary Nickel	MNI	1.286	1.352	24796.583 MT	0.77%	0.80%	1,138.6	622.8
LME	Zinc (Spl. High Grade)	MZN	10.68	11.04	2,336.917 MT	0.60%	0.61%	1,174.7	834.9
CMX	Gold	GC	78.12632	76.58309	1,476.492 oz	2.79%	2.68%	7,224.8	1,171.6
CMX	Silver	SI	649.4452	665.5205	34.085 oz	0.54%	0.54%	3,573.1	2,888.3

(1)	Tickers are Reuters RIC Codes.
(2)	Using the ARCP’s for the 2011 Annual Calculation Period.

The quantity of each of the contracts included in the S&P GSCI is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by sources of information determined by S&P, including the United Nations Statistical Yearbook, the United Nations Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P may calculate the weight of such commodity based on regional, rather than world, production data.

The five-year moving average is updated annually for each commodity included in the S&P GSCI, based on the most recent five-year period (ending approximately one-and-one-half years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights (“CPWs”) used in calculating the S&P GSCI are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI to shift from contracts that have lost substantial liquidity into more liquid contracts during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI will change on one or more of these monthly valuation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCI at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI. Commodities included in the S&P GSCI which no longer satisfy such criteria, if any, will be deleted.

S&P also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI are necessary or appropriate in order to assure that the S&P GSCI represents a measure of commodity market performance and to preserve and enhance S&P GSCI’s tradability. S&P has the discretion to make any such modifications. We do not have any obligation to notify you if S&P changes the composition of the S&P GSCI, the methodology of calculating the value of the S&P GSCI or any other policies of S&P relevant to the S&P GSCI.

The following table illustrates the changes in the year-end percentage dollar weights of each subsector included in the S&P GSCI from December 31, 1991 until December 30, 2011:

Historical Composition of the S&P GSCI

	Energy	Industrial Metals	Precious Metals	Agriculture	Livestock
December 31, 1991	48.0%	5.9%	2.4%	21.1%	22.7%
December 31, 1992	48.9%	6.1%	2.4%	18.6%	24.0%
December 31, 1993	39.6%	6.3%	3.0%	24.7%	26.4%
December 31, 1994	48.8%	8.2%	2.6%	20.8%	19.6%
December 31, 1995	53.5%	7.9%	2.6%	25.3%	10.6%
December 31, 1996	61.5%	6.4%	2.4%	19.6%	10.1%
December 31, 1997	55.3%	7.2%	2.4%	24.0%	11.1%
December 31, 1998	46.9%	9.2%	3.8%	28.1%	12.0%
December 31, 1999	60.3%	8.5%	2.6%	18.1%	10.5%
December 31, 2000	66.8%	6.4%	2.0%	16.1%	8.7%
December 31, 2001	58.6%	7.8%	2.8%	19.6%	11.2%
December 31, 2002	67.3%	5.6%	2.5%	16.9%	7.7%
December 31, 2003	66.8%	7.4%	2.5%	17.0%	6.3%
December 31, 2004	71.1%	7.8%	2.2%	12.2%	6.6%
December 31, 2005	74.9%	6.8%	1.9%	10.9%	5.6%
December 31, 2006	68.4%	11.1%	2.5%	13.4%	4.7%
December 31, 2007	73.8%	7.1%	2.2%	13.3%	3.6%
December 31, 2008	74.7%	7.3%	2.0%	12.7%	3.4%
December 31, 2009	69.3%	6.8%	3.2%	15.7%	5.1%
December 31, 2010	66.5%	8.3%	3.4%	17.4%	4.3%
December 30, 2011	70.5%	6.6%	3.5%	14.7%	4.7%

Copyright Standard & Poor’s Financial Services LLC. Used by permission

Contract Expirations

Because the S&P GSCI is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them S&P includes in the S&P GSCI.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications, contract expirations and other matters.

Value of the S&P GSCI

The value of the S&P GSCI on any given day is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time. The total dollar weights of the S&P GSCI is the sum of the dollar weight of each of the components of the S&P GSCI. The dollar weight of each such Index Component on any S&P GSCI business day is equal to:

•	the daily contract reference price,

•	multiplied by the appropriate CPW, and

•	during a roll period, the appropriate “roll weight” (discussed below).

Daily Contract Reference Price

The daily contract reference price used in calculating the dollar weight of each component of the S&P GSCI on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that if the exchange is closed or otherwise fails to publish a daily contract reference price on that day or if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected. However, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P, if it deems such action to be appropriate under the circumstances, will determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI Index calculation. The initial value of the S&P GSCI was normalized such that its hypothetical level on January 2, 1970 was 100.

Roll Weights and Roll Periods

The “roll weight” of a commodity reflects the fact that the positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the S&P GSCI occurs from the fifth to ninth S&P GSCI business days of each month which are days on which the indices are calculated, as determined by NYSE Euronext Holiday & Hours schedule.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•

if, with respect to any current contract expiration and the next contract expiration, the S&P GSCI business day on which the roll is intended to occur is not a day on which the trading facility on or through which the given contract expirations are traded is scheduled to be open for trading for at least three hours, these contract expirations are not available for trading during these hours or no daily contract reference price is published by the trading facility for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•

the daily contract reference price published by the relevant trading facility, in the reasonable judgment of S&P, reflects manifest error and such error is not corrected by the S&P GSCI settlement time or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price or a corrected price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time and does not resume at least ten minutes prior to, and continue until, the scheduled closing time.

The Commodity Index

Contract Daily Return

Whereas the S&P GSCI is based on price levels of the contracts it comprises, the Commodity Index depends for its calculation on the contract daily return. The contract daily return is defined as the percentage change in the total dollar weight of the S&P GSCI from one S&P GSCI business day to the next. The contract daily return on any given day is equal to the amount obtained on such day from an investment in the S&P GSCI on the immediately preceding S&P GSCI business day of the total dollar weight of the S&P GSCI on the immediately preceding S&P GSCI business day, divided by the total dollar weight of the S&P GSCI on the immediately preceding S&P GSCI business day, minus one.

Value of the Index

The Commodity Index incorporates the returns of the S&P GSCI, the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery and the interest earned on hypothetical fully collateralized contract positions on the commodities included in the S&P GSCI.

The value of the Commodity Index on any S&P GSCI business day is equal to the product of (1) the value of the Commodity Index on the immediately preceding S&P GSCI business day multiplied by (2) one plus the sum of the contract daily return and the Treasury Bill return on the S&P GSCI business day on which the calculation is made multiplied by (3) one plus the Treasury Bill return for each non-S&P GSCI business day since the immediately preceding S&P GSCI business day. The Treasury Bill return is the return on a hypothetical investment in the S&P GSCI at a rate equal to the interest rate on a specified U.S. Treasury Bill.

The initial value of the Commodity Index was normalized such that its hypothetical level on January 2, 1970 was 100.

Historical Performance

While the following historical performance table is based on the selection criteria and methodology described in this pricing supplement, the Commodity Index was not actually calculated and published prior to May 1, 1991. Accordingly, the following table illustrates:

(i)	on a hypothetical basis, how the Commodity Index would have performed from January 2, 1970 to January 2, 1991 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Commodity Index has performed from January 2, 1992 onwards.

January 2, 1970	100.00
January 4, 1971	115.78
January 3, 1972	138.90
January 2, 1973	198.45
January 2, 1974	354.32
January 2, 1975	478.50
January 2, 1976	400.02
January 3, 1977	351.05
January 3, 1978	390.02
January 2, 1979	515.25
January 2, 1980	692.40
January 2, 1981	764.66
January 4, 1982	593.61
January 3, 1983	657.98
January 3, 1984	747.23
January 3, 1985	760.67
January 2, 1986	833.67
January 2, 1987	868.83
January 4, 1988	1,105.18
January 3, 1989	1,371.33
January 2, 1990	1,937.46
January 2, 1991	2,346.03
January 2, 1992	2,304.20
January 4, 1993	2,371.27
January 3, 1994	2,111.22
January 3, 1995	2,185.21
January 2, 1996	2,711.25
January 2, 1997	3,591.15
January 2, 1998	3,019.39
January 4, 1999	1,992.32
January 3, 2000	2,766.77
January 2, 2001	4,022.43
January 2, 2002	2,891.27
January 2, 2003	3,819.38
January 2, 2004	4,520.70
January 3, 2005	5,173.25

January 3, 2006	6,729.99
January 2, 2007	5,611.07
January 2, 2008	7,710.14
January 2, 2009	4,109.70
January 1, 2010	4,534.20
January 3, 2011	4,961.40
January 3, 2012	5,049.29
March 30, 2012	5,172.60

The historical performance of the Commodity Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Commodity Index will increase sufficiently to cause holders of the Securities to receive a payment at maturity or upon early redemption equal to or in excess of the principal amount of such Securities.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Source: Bloomberg.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The Oil Index

As presently constituted, the only contract in the S&P GSCI used to calculate the Oil Index is the WTI crude oil futures contract traded on the New York Mercantile Exchange. The WTI crude oil futures contract included in the Oil Index changes each month because the contract included in the Oil Index at any given time is currently required to be the WTI crude oil futures contract traded on the New York Mercantile Exchange with the closest expiration date (the “front-month contract”). The front-month contract expires each month on the third business day prior to the 25th calendar day of the month. The Oil Index incorporates a methodology for rolling into the contract with the next closest expiration date (the “next-month contract”) each month. The Oil Index gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the Oil Index, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the Oil Index. Over time, this monthly roll-over leads to the inclusion of many different individual WTI crude oil futures contracts in the Oil Index. The commodities industry utilizes single-component indices because the purpose of a commodities index is generally to reflect the current market price of the index components by including the front-month futures contract with respect to each component, necessitating a continuous monthly roll-over to a new front-month contract. As the underlying commodity is not static but rather is represented by constantly changing contracts, a single commodity index actually contains a changing series of individual contracts and is regarded by commodities industry professionals as a valuable tool in tracking the change in the value of the underlying commodity over time.

Value of the Index

The Oil Index incorporates the returns of those contracts in the S&P GSCI that comprise the Oil Index (currently only the WTI crude oil futures contract traded on the New York Mercantile Exchange), the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery and the interest earned on hypothetical fully collateralized contract positions on the commodities included in the Oil Index.

The value of the Oil Index on any S&P GSCI Business Day is equal to the product of (1) the value of the Oil Index on the immediately preceding S&P GSCI business day multiplied by (2) one plus the sum of the contract daily return and the Treasury Bill return on the S&P GSCI business day on which the calculation is made multiplied by (3) one plus the Treasury Bill return for each non-S&P GSCI business day since the immediately preceding S&P GSCI business day. The contract daily return on any given day is equal to the sum, for each of the commodities included in the Oil Index, of the applicable daily contract reference price on the relevant contract (currently only the WTI crude oil futures contract traded on the New York Mercantile Exchange) multiplied by the appropriate CPW and the appropriate roll weight, divided by the total dollar weight of the Oil Index on the preceding day, minus one. The Treasury Bill return is the return on a hypothetical investment in the Oil Index at a rate equal to the interest rate on a specified U.S. Treasury Bill.

The initial value of the Oil Index was normalized such that its hypothetical level on December 31, 1986 was 100.

Historical Performance

While the following historical performance table is based on the selection criteria and methodology described in this pricing supplement, the Oil Index was not actually calculated and published prior to May 1, 1991. Accordingly, the following table illustrates:

(i)	(i) on a hypothetical basis, how the Oil Index would have performed from December 31, 1986 to December 31, 1990 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Oil Index has performed from December 31, 1991 onwards.

December 31, 1986	100.00
December 31, 1987	111.26
December 30, 1988	128.86

December 29, 1989	250.34
December 31, 1990	366.73
December 31, 1991	305.95
December 31, 1992	317.11
December 31, 1993	205.34
December 30, 1994	285.04
December 29, 1995	380.84
December 31, 1996	793.33
December 31, 1997	546.93
December 31, 1998	286.55
December 31, 1999	638.13
December 29, 2000	961.62
December 31, 2001	716.96
December 31, 2002	1134.98
December 31, 2003	1446.80
December 31, 2004	2094.82
December 30, 2005	2538.80
December 29, 2006	2108.48
December 31, 2007	3108.99
December 31, 2008	1384.47
December 31, 2009	1483.50
December 31, 2010	1,481.89
December 30, 2011	1,462.50
March 30, 2012	1,508.75

The historical performance of the Oil Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Oil Index will increase sufficiently to cause holders of the Securities to receive a payment at maturity or upon early redemption equal to or in excess of the principal amount of such Securities.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Source: Bloomberg

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC (“S&P”). S&P does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI or any of its sub-indices to track general stock market performance.

S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the Indices, which are determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Securities. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the Indices. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

S&P GSCI®, S&P GSCI® Index, S&P GSCI® Total Return Index, S&P GSCI® Crude Oil Total Return Index and S&P GSCI® Commodity Index are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC.

VALUATION OF THE SECURITIES

The market value of each series of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index underlying the Securities on any day will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of a series of Securities include, but are not limited to, supply and demand for the series of Securities, the volatility of the Index underlying the Securities, the market price of the index components included in that Index, the Treasury Bill rate of interest, the volatility of commodities prices, economic, financial, political, regulatory, or judicial events that affect the value of the Index underlying the Securities or the market price of the index components included in that Index, the general interest rate environment, as well as the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of each series of Securities will be calculated and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association. The ticker symbols for the intraday indicative value of each series of Securities are as follows:

Commodity Securities: GSP.IV

Oil Securities: OIL.IV

In connection with any series of Securities, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount per Security × (Current Index Level/Initial Index Level) - Current Investor Fee

where:

Principal Amount per Security = $50;

Current Index Level = The most recent published level of the Index underlying the Securities as reported by the Index Sponsor;

Initial Index Level = The level of the Index underlying the Securities on the inception date; and

Current Investor Fee = The most recent daily calculation of the investor fee with respect to the Securities, determined as described above (which, during any trading day, will be the investor fee determined on the preceding calendar day).

Bloomberg L.P. is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or any series of Securities.

The indicative value will be derived from sources deemed reliable, but Bloomberg L.P. and its suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with any series of Securities. Bloomberg L.P. makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the Securities, or any other person or entity from the use of the indicative value or any data included therein. Bloomberg L.P. makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Bloomberg L.P., its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg L.P., its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or any series of Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg L.P. shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Bloomberg L.P. is not responsible for the selection of or use of any Index or any series of Securities, the accuracy and adequacy of any Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of a series of Securities. Index levels provided by the Index Sponsor will not necessarily reflect the depth and liquidity of the underlying commodities markets. For this reason and others, the actual trading price of any series of Securities may be different from their indicative value.

As discussed in “Specific Terms of the Securities—Payment Upon Redemption”, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment in U.S. dollars on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the applicable index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities of the same series at one time in order to exercise your right to redeem your Securities on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Securities registered in street name or in Securities issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

Each series of Securities is part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to each series of Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of each series of Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $50.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment in U.S. dollars at maturity that is linked to percentage change in the value of the Index underlying the Securities between the inception date and the final valuation date. The cash payment in U.S. dollars at maturity for a series of Securities will be an amount equal to (1) the principal amount of your Securities times (2) the index factor for that series on the final valuation date minus (3) the investor fee for that series on the final valuation date.

The index factor for a series of Securities on the final valuation date will be equal to the final index level divided by the initial index level. The initial index level is the closing value of the Index to which those Securities are linked on the inception date and the final index level is the closing value of the Index to which those Securities are linked on the final valuation date.

The investor fee for a series of Securities on the final valuation date will be equal to 0.75% per year times the principal amount of your Securities times the applicable index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the applicable index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Inception, Issuance and Maturity

The Commodity Securities were first sold on June sold on June 6, 2006, were first issued on June 9, 2006 and are due on June 12, 2306.

The Oil Securities were first sold on August 15, 2006, were first issued on August 18, 2006 and are due on August 14, 2036.

If the maturity date stated on the cover of this pricing supplement for a series of Securities is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, redeem your Securities on any redemption date during the term of the Securities, provided that you present at least 50,000 Securities of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your Securities for redemption with those of other investors to reach this minimum. If you choose to redeem your Securities on a redemption date, you will receive a cash payment in U.S. dollars on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the applicable index factor on the applicable valuation date minus (3) the applicable investor fee on the applicable valuation date. You must redeem at least 50,000 Securities of the same series at one time in order to exercise your right to redeem your Securities on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the relevant Securities at the time the reduction becomes effective.

The index factor for a series of Securities on the relevant valuation date is the closing value of the Index linked to those Securities on that day divided by the initial index level. The initial index level is the closing value of the Index linked to those Securities on the inception date.

The investor fee for a series of Securities on any valuation date will be equal to 0.75% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.75% times (2) the principal amount of your Securities times (3) the applicable index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

A redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Valuation Date

A valuation date is:

•

with respect to the Commodity Securities, each business day from June 15, 2006 to June 5, 2036, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days We refer to Thursday, June 5, 2036, as the “final valuation date” for the Commodity Securities; and

•

with respect to the Oil Securities, each business day from August 24, 2006 to August 7, 2036, inclusive (subject to the occurrence of a market disruption event) or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, August 7, 2036, as the “final valuation date” for the Oil Securities.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any redemption date. To redeem your Securities, you must instruct your broker or other person with whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Market Disruption Event

As set forth under “—Payment at Maturity” and “—Payment Upon Redemption” above, the calculation agent will determine the value of the relevant Index on each valuation date, including the final valuation date. As described above, a valuation date for any series of Securities may be postponed and thus the determination of the value of the relevant Index may be postponed if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of any index component. If such a postponement occurs, the index components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected index component shall be determined using the closing value of the affected index component on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will a valuation date for a series of Securities be postponed by more than five trading days.

If a valuation date is postponed until the fifth trading day following the scheduled valuation date, but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day.

Any of the following will be a market disruption event:

•

a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•

the daily contract reference price for any index component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•

failure by the Index Sponsor to publish the closing value of the relevant Index or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more index components; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

The following events will not be market disruption events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any index component.

Default Amount on Acceleration

If an event of default occurs and the maturity of a series of Securities is accelerated, we will pay the default amount in respect of the principal of that series of Securities at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which each series of Securities is a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for a series of Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to such Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of such Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for a series of Securities, which we describe below, the holders of such Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the series of Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as any series of Securities. If there is substantial demand for a series of Securities, we may issue additional Securities frequently. We may consolidate the additional securities to form a single class with the outstanding Securities.

Discontinuance or Modification of an Index

If the Index Sponsor discontinues publication of an Index and it or any other person or entity publishes an index that the calculation agent determines is comparable to the discontinued Index and approves as a successor index, then the calculation agent will determine the value of the relevant Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of an Index is discontinued and that there is no successor index, or that the closing level of an Index is not available because of a market disruption event or for any other reason, on the date on which the value of that Index is required to be determined, or if for any other reason an Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the relevant Index.

If the calculation agent determines that an Index, the index components of an Index or the method of calculating an Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of index components, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to that Index or method of calculating that Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the value of an Index and the amount payable at maturity or upon redemption or otherwise relating to the value of an Index may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of a series of Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to a series of Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of each series of Securities, including at maturity or upon redemption, market disruption events, business days, trading days, the investor fee, the default amount, the initial index level, the final index level, the closing value of the relevant Index on any valuation date, the maturity date, redemption dates, the amount payable in respect of your Securities at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

DTC participants that hold Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of a series of Securities, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index underlying those Securities prior to or on the inception date. In addition, from time to time after we issue a series of Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the index components (including the underlying physical commodities), the Indices or the S&P GSCI;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or commodities; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to a series of Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before a final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on index components (including the underlying physical commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the index components, the Indices or the S&P GSCI, as well as other indices designed to track the performance of the Indices or other components of the commodities market.

The hedging activity discussed above may adversely affect the level of an Index and, as a consequence, the market value of the Securities linked to that Index from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns a Security as a hedge or that is hedged against interest rate risks;

•	a person that owns a Security as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, each series of Securities should be treated as a pre-paid executory contract with respect to the Index underlying those Securities. Pursuant to the terms of each series of Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat such Securities for all U.S. federal income tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for your Securities. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15% in cases where the holder has a holding period of greater than one year. Thereafter, capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your Securities should be treated for U.S. federal income tax purposes. Therefore other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your Securities, and the Internal Revenue Service might assert that your Securities should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, early redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, early redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter would be capital loss.

If your Securities are treated as contingent debt instruments and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus supplement but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Moreover, it is possible that the Internal Revenue Service could seek to tax your Securities by reference to your deemed ownership of the underlying assets that comprise the relevant Index. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your Securities, meaning that gain or loss recognized with respect to the regulated futures contracts represented in the Index underlying your Securities could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark at least any regulated futures contracts in the relevant Index to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your Securities had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the relevant Index rebalances or each time a futures contract tracked by the relevant Index rolls, and (ii) accrue ordinary interest income in respect of the notional interest component of your Securities on a current basis.

Even if you are not treated as owning the underlying components of the your Securities, it is possible that you would be required to (i) currently recognize gain or loss, at least a portion of which could be short-term capital gain or loss, each time a contract that is tracked by the Index underlying your Securities rolls and (ii) accrue ordinary interest income in respect of the notional interest component of your Securities on a current basis. In addition, it is possible that you could be required to recognize gain or loss at any time when the relevant Index is modified, adjusted, discontinued or replaced with a successor index. In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize on the early redemption or maturity of your Securities should be treated as ordinary gain or loss. It is also possible that the Securities could be treated as notional principal contracts.

It is also possible that the Internal Revenue Service could assert that the Commodity Securities should be treated as partially giving rise to “collectibles” gain or loss if you hold Commodity Securities for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the Commodity Securities is not a sale or exchange of a collectible but is rather a sale or exchange of a contract that reflects the value of a collectible. Under current law, “collectibles” gain is subject to tax at marginal rates of up to 28%.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the early redemption or maturity of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the early redemption or maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the early redemption or maturity of your Securities at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the Securities should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of the stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the Securities by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we will sell Securities to dealers as principal, and such dealers may then resell Securities to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the relevant Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Investments, LLC, a member of the Financial Industry Regulatory Authority, Inc., to promote the Securities and provide certain services relating to the Securities. BlackRock Investments, LLC, may receive a portion of the investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds.

BlackRock Investments, LLC, is a wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”). While Barclays Bank PLC has an ownership interest in BlackRock and representation on its board of directors, BlackRock is independent in ownership and governance, with no single majority stockholder and a majority of independent directors. Barclays Capital Inc. may also appoint selected dealers, including Goldman, Sachs & Co., to assist in the distribution of the Securities.

Conflict of Interest

Barclays Bank PLC owned 4.9% of BlackRock’s outstanding voting shares and 19.8% of the total capital stock of BlackRock outstanding immediately following the completion of the sale of the Barclays Global Investors business to

BlackRock. As a result of this ownership interest by Barclays Bank PLC in BlackRock, BlackRock Investments, LLC, is deemed to have a conflict of interest within the meaning of NASD Rule 2720, as administered by FINRA, in relation to this offering of Securities. Consequently, the offering of Securities is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). Under its agreement with Barclays Bank PLC to provide certain promotional services in respect of the Securities as described above, BlackRock Investments, LLC, may not act as a distributor of the Securities or as an underwriter, broker or dealer in connection with the Securities (except in trades in the secondary market in the ordinary course of business not related to the services provided to Barclays Bank PLC as described above), and accordingly BlackRock Investments, LLC, is not selling the Securities in this offering to any party or account, including to any discretionary account. For more information regarding the conflict of interest of Barclays Capital Inc. in relation to this offering, see “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclays.com]

Subject: iPath® Notice of Redemption, CUSIP No. [                    ]

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Securities to be redeemed: [                    ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $[insert aggregate principal amount] Global Medium-Term Notes, Series A, iPath® Exchange-Traded Notes due [insert maturity date] CUSIP No. [—] (the “Securities”), redeemable for a cash amount based on the [insert name of relevant Index] hereby irrevocably elects to exercise, on the redemption date of                    , with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the applicable daily redemption value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

BARCLAYS BANK PLC

$750,000,000 iPath® S&P GSCI® Total Return Index ETN

$5,000,000,000 iPath® S&P GSCI® Crude Oil Total Return Index ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

May 9, 2012

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)

Patent Pending

iP-P-101-05012